Exhibit 10.27



March 6, 2000


Athar Khan
606 Broadway
Santa Monica, CA  90401


Dear Athar:

First Professional Bank (the "Bank") is pleased to offer you the position of Senior Vice President -Managed Care Division. In this role you will report directly to me. As an employee of the Bank, you will be eligible for all the outstanding benefits currently being offered to our employees. The more specific terms of our mutual agreement are outlined below:



DATE OF HIRE:  March 21, 2000



BASE SALARY: One hundred thirty-five thousand five hundred dollars ($135,000.00) per annum with annual performance reviews during the month of January to begin in January 2001.



AUTO ALLOWANCE: You will receive an auto allowance of $400.00 per month. This will be paid at $200.00 each pay period.



STOCK OPTIONS: Subject to Board approval, 5,000 options with a strike price set at the previous 90 day average market price in effect at the time options become vested. Options will vest as follows: One-third immediately; one-third upon completion of one year of service; and, one-third upon completion of two years of service.



SEVERANCE: In the event of a change in company ownership, resulting from a sale or merger, the base salary then currently in effect (excluding auto allowance and any unearned bonus) will continue for 270 days from your last day of employment. The salary continuation will exclude a termination "for cause" and/or voluntary resignation.



BONUS: You may be eligible to receive an annual bonus in an amount of up to 30% of your annual base salary, based upon the attainment of specific corporate budgetary and strategic objectives and specific individual performance objectives.



401(K): You will be eligible to participate in the Bank's 401(k) plan upon one-year anniversary of your employment commencement date. Since you have an existing 401(k) account with the Bank , you may be able to participate immediately if the Plan allows. The Bank will match-fund 100% of up to 3% of your personal salary contribution.



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VACATION: As a Senior Vice President, you will be eligible for four (4) weeks of vacation per year, accrued monthly on a pro-rated basis. Unused vacation is not carried forward and, therefore, must be utilized in the calendar year in which it accrues.



HEALTH INSURANCE: Should you desire to participate in the Bank's health insurance program, the first day of eligibility for participation will be June 1, 2000.



SICK/PERSONAL DAYS: You will accrue sick days at the rate of one day per month. In addition, you will be eligible for one personal day.



BUSINESS EXPENSE: You will be reimbursed for travel and business entertainment expenses incurred in the ordinary course of duty. Reimbursement forms are submitted monthly. You will also be eligible for a Corporate credit card.



Patti, welcome to First Professional Bank as a full time employee. Based on the work you have done for us already, I am confident that you will add significant value to our organization and will be provided with the opportunity for a challenging and successful career.





Sincerely,                          ACKNOWLEDGED
AND AGREED TO:



/s/ Gene F. Gaines                  /s/ Athar Khan



Gene F. Gaines                      ___________________________
Chairman, CEO                       Athar Khan
First Professional Bank